FOR IMMEDIATE RELEASE

Penske Automotive Announces Commencement of Secondary Common Stock Offering

No New Shares Will Be Offered
No Dilution to Existing PAG Stockholders

BLOOMFIELD HILLS, MI, February 2, 2010 – Penske Automotive Group, Inc. (NYSE:PAG), an international automotive retailer, today announced that it has commenced a secondary offering of 5.0 million shares of PAG common stock. The selling stockholder is Penske Corporation (see information below). Penske Corporation also intends to grant to the underwriters for the public offering a 30-day option to purchase 0.75 million additional shares to cover over-allotments, if any.

Penske Automotive Group is not issuing any new shares in the offering and will not receive any proceeds from the offering. Further, the offering will not be dilutive to PAG stockholders.

Roger Penske is not selling any of the PAG stock that he owns personally and, upon completion of the proposed offering, is expected to continue to own, directly and through Penske Corporation, 31.7 million (35%) of PAG’s outstanding common stock. Pursuant to a voting agreement between Penske Corporation and its second largest stockholder, Mitsui, Penske Corporation and Mr. Penske are expected to have majority voting control (52%) of PAG’s outstanding common stock upon completion of the offering.

BofA Merrill Lynch and J.P. Morgan will act as joint book-running managers for this offering.

This offering will be made solely by means of a prospectus. Copies of the prospectus relating to the securities may be obtained free of charge, when available, by visiting the SEC website at www.sec.gov. Alternatively, copies may be obtained from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Preliminary Prospectus Department, or e-mail Prospectus.Requests@ml.com; or J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling toll-free at 1-866-803-9204.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Penske Automotive

Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 310 retail automotive franchises, representing 40 different brands and 25 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 160 franchises in 17 states and Puerto Rico and 150 franchises located outside the United States, primarily in the United Kingdom.

Penske Automotive, through its wholly-owned subsidiary smart USA Distributor LLC, is the exclusive distributor of the smart fortwo vehicle and related parts in the United States. smart USA supports more than 75 smart retail centers in the United States. Penske Automotive is a member of the Fortune 500 and Russell 1000 and has approximately 14,000 employees. smart and fortwo are registered trademarks of Daimler AG.

About Penske Corporation

Penske Corporation is a closely-held diversified transportation services company whose subsidiaries operate in a variety of segments, including retail automotive, truck leasing, transportation logistics, transportation component manufacturing and professional motorsports.

Inquiries should contact:

Bob O’Shaughnessy Executive Vice President — Finance Penske Automotive Group 248-648-2800 boshaughnessy@penskeautomotive.com	Anthony R. Pordon Senior Vice President Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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